As filed with the Securities and Exchange Commission on February 18, 2005
                                                           File No. 811-

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form N-8A

                          NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                  Name: Pioneer Municipal High Yield Trust

Address of Principal Business Office (No. & Street, City, State, ZIP Code):

                                 60 State Street
                           Boston, Massachusetts 02109

Telephone Number (including area code):  (617) 742-7825

Name and address of agent for service of process:

                               Dorothy E. Bourassa
                  Secretary, Pioneer Municipal High Yield Trust
                                 60 State Street
                           Boston, Massachusetts 02109

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

    YES      [X]                                            NO       [ ]

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and the Commonwealth of Massachusetts on the 18th day of February, 2005.

Attest:                                     PIONEER MUNICIPAL HIGH YIELD TRUST




/s/ Dorothy E. Bourassa                                   /s/ John F. Cogan, Jr.
Dorothy E. Bourassa                                       John F. Cogan, Jr.
Title: Secretary                                          Title: Trustee